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                                                                       EXHIBIT 5

Opinion of Armbrecht, Jackson, DeMouy Crowe, Holmes & Reeves, L.L.C.


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February 19, 1999

ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (Registration No.
333-      ) of EnergySouth, Inc. (the "Company"), filed by the Company as successor to Mobile Gas Service Corporation ("Mobile Gas") following the reorganization of Mobile Gas into a holding company structure ("the Reorganization") in which Mobile Gas became a wholly-owned subsidiary of the Company by virtue of the conversion of each two outstanding shares of common stock of Mobile Gas into three shares of common stock, $.01 par value per share, of the Company ("Common Stock"). We have acted as your counsel with respect to corporate proceedings in connection with the assumption by the Company of the Mobile Gas Service Corporation 1992 Stock Option Plan (the "Plan") and the amendment of the Plan to provide for issuance of additional shares of Common Stock thereunder.

On the basis of such examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion, we advise you that upon the due authorization and execution of the Common Stock by the Company and the receipt of payment for the Common Stock in accordance with the provisions of the Plan, then, in our opinion, the Common Stock will have been validly issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C.



By /s/ E. B. Peebles III
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       E. B. Peebles III